UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 29, 2005

Knight-Ridder, Inc.

(Exact name of registrant as specified in its charter)

Florida	1-7553	38-0723657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 W. San Fernando Street, Suite 1500, San Jose, California	95113
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 938-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On August 29, 2005, Knight-Ridder, Inc. (“Knight Ridder”) issued a press release announcing the closing of the asset exchange transaction announced on August 3, 2005, in which Knight Ridder, and certain Knight Ridder affiliates, would acquire from Gannett Co., Inc.(“Gannett”), and certain Gannett affiliates, assets relating to The Idaho Statesman, The Olympian, and The Bellingham Herald in exchange for The Tallahassee Democrat and approximately $237 million in cash.

On August 3, 2005, Knight Ridder announced in a separate transaction the sale of its interest in The Detroit Free Press to Gannett, certain Gannett affiliates and MediaNews Group, Inc. for approximately $262 million, plus approximately $23 million in balance sheet adjustments, subject to additional adjustment based on the final balance sheets of the Detroit Newspaper Agency and the Detroit Free Press, Incorporated.

The disposition of Knight Ridder’s interest in The Detroit Free Press, when combined with the more recent disposition of The Tallahassee Democrat, meets the threshold for filing pro forma financial statements under Item 2.01 - Completion of Acquisition or Disposition of Assets on Form 8-K, but the acquisition of The Idaho Statesman, The Olympian, and The Bellingham Herald does not.

Item 9.01 Financial Statements and Exhibits

(b) Pro forma financial information

a.	Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 26, 2005.

b.	Unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended December 26, 2004 and for the two quarters ended June 26, 2005.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited condensed consolidated balance sheet as of June 26, 2005, and the unaudited pro forma condensed consolidated statement of income for the year ended December 26, 2004 and the two quarters ended June 26, 2005, have been prepared to present the consolidated financial position and the consolidated results of operation of Knight Ridder as if the sale of The Detroit Free Press and The Tallahassee Democrat had occurred on June 26, 2005 for the unaudited pro forma condensed consolidated balance sheet and on December 29, 2003 for the unaudited condensed consolidated statement of income.

These statements do not purport to be indicative of the financial position or results of operations of the company as of such date or for such periods, nor are they indicative of future results. Furthermore, these pro forma financial statements do not reflect changes which may occur as a result of activities after the sale of The Detroit Free Press and The Tallahassee Democrat.

Pro Forma Condensed Consolidated Statement of Income

For the Year Ended December 26, 2004

(amounts in thousands, except share date)

	As Reported	Pro Forma
		Adjustments		As Adjusted
Total revenue	$3,014,149	$(72,837	)(e)	$2,941,312
Operating income	585,240	(44,907	)(e)	540,333
Net income	$326,243	$(23,042	)(e)	$303,201
Earnings per share:
Basic	$4.19	$(.30)		$3.89
Diluted	4.13	(.29)		3.84
Shares used in calculation of earnings per share:
Basic	77,910	77,910		77,910
Diluted	78,950	78,950		78,950

Pro Forma Condensed Consolidated Balance Sheet

As of June 26, 2005

(amounts in thousands, except share date)

	As Reported	Pro Forma
		Adjustments		As Adjusted
Total current assets	$534,991	$(38,889	)(a)	$496,102
Total assets	4,227,062	(109,064	)(b)	4,117,998
Total liabilities	2,862,482	(327,549	)(c)	2,534,933
Total shareholders’ equity	1,364,580	218,485	(d)	1,583,065

Pro Forma Condensed Consolidated Statement of Income

For the Two Quarters Ended June 26, 2005

(amounts in thousands, except share date)

	As Reported	Pro Forma
		Adjustments		As Adjusted
Total revenue	$1,486,238	$(25,948	)(e)	$1,460,290
Operating income	254,216	(11,604	)(e)	242,612
Net income	$134,895	$4,855	(e)	$130,040
Earnings per share:
Basic	$1.80	$(0.06)		$1.74
Diluted	1.79	(0.07)		1.72
Shares used in calculation of earnings per share:
Basic	74,817	74,817		74,817
Diluted	75,405	75,405		75,405

NOTE: Pro forma adjustments

Pro forma adjustments giving effect to the dispositions in the unaudited pro forma condensed combined consolidated financial statements are as follows:

(a)	To reflect the elimination of advertising receivables, inventory and other current assets of The Detroit Free Press and The Tallahassee Democrat

(b)	To reflect elimination of the carrying value of Knight Ridder’s investment in the Detroit Newspaper Agency and property, plant, and equipment and goodwill of The Tallahassee Democrat.

(c)	To reflect the proceeds from the sale of The Detroit Free Press and The Tallahassee Democrat as an assumed reduction in commercial paper debt.

(d)	To reflect the estimated gain on the sale, net of tax, of The Detroit Free Press and The Tallahassee Democrat.

(e)	To reflect the elimination of the operational results of The Detroit Free Press and The Tallahassee Democrat

For pro forma balance sheet presentation purposes, the proceeds from the sales of The Detroit Free Press and The Tallahassee Democrat have been presented as a reduction in commercial paper borrowings, partially offset by taxes payable on the gain on sale of assets. For pro forma income statement presentation purposes, interest expense has been decreased by the reduction in interest on commercial paper, based on our weighted average commercial paper interest rate for each period presented.

These pro forma condensed consolidated financial statements do not include the acquisition and the payment for the purchase of The Idaho Statesman, The Olympian, and The Bellingham Herald as the acquisition does not exceed 10% of Knight Ridder’s assets or involve a business that is significant (within the meaning of the Securities and Exchange Commission’s rules) pursuant to Item 2.01(4) - Completion of Acquisition or Disposition of Assets on Form 8-K.

(c) Exhibits.

Exhibit 99.1	Press Release of Knight-Ridder, Inc. dated August 29, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KNIGHT-RIDDER, INC.

By:	/s/ Steven B. Rossi
Steven B. Rossi
Chief Financial Officer and Senior Vice President/Finance

Dated: September 1, 2005

EXHIBIT INDEX

Exhibit Number	Name
Exhibit 99.1	Press Release of Knight-Ridder, Inc. dated August 29, 2005